Exhibit 10.21

THIRD AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

THIRD AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (“Amendment”) made as of this 6th day of March, 2013 between LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Seller”); LIBERTY LEHIGH PARTNERSHIP, a Pennsylvania general partnership (“TIF Seller” and together with Seller, the “Sellers”); and SERIES C, LLC, an Arizona limited liability company (“Buyer”).

RECITALS

Sellers and Buyer entered into that certain Agreement of Sale and Purchase dated as of February 8, 2013, as amended by First Amendment to Agreement of Sale dated March 1, 2013, and as further amended by Second Amendment to Agreement of Sale dated March 4, 2013 (collectively, the “Agreement”) with respect to the purchase and sale of the Property. Unless otherwise expressly provided herein, all defined terms used in this Amendment shall have the meanings set forth in the Agreement. Seller and Buyer desire to amend the Agreement to extend the Due Diligence Period.

AGREEMENT

In consideration of the mutual covenants and provisions of this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendments.

(a) The introductory language of Section 2(a) is hereby modified to read as follows:

“The purchase price for the Property and the TIF Note is Seventy-Four Million Six Hundred Fifty Thousand Dollars ($74,650,000) (the “Purchase Price”), payable as follows:”

(b) The first sentence of Section 3 of the Agreement is hereby modified to read as follows:

“Settlement will be held on March 13, 2013, or on such earlier or later date as Buyer and Sellers may mutually agree, by means of deposits and instructions with the Escrow Agent consistent with the terms, conditions and requirements of this Agreement (“Settlement”).”

2. Updating of Purchase Price Allocation. In view of the reduction of the Purchase Price as set forth above in this Amendment, Buyer shall have the right prior to Settlement to revise the allocation of the Purchase Price as between the Property and the TIF Loan pursuant to Section 2(c) of the Agreement, subject to Sellers’ reasonable approval.

3. Due Diligence Period. Buyer’s execution of this Third Amendment constitutes the written waiver by Buyer of Buyer’s right to terminate the Agreement pursuant to Section 6(b) of the Agreement.

4. Updating of Representations and Warranties. Buyer has brought to Seller’s attention the following potential repairs and expenditures relating to the Property, as reported by Buyer’s property condition report that was conducted as part of Buyer’s due diligence investigations of the Property: need for immediate exterior wall repairs to sealant and caulking; landlord’s portion of necessary near-term HVAC replacements; landlord’s portion of necessary near-term elevator replacements and upgrades. In addition, Seller has advised Buyer that (a) Seller has learned that the Property has recently been re-assessed for property tax purposes, as posted on the website of the Office of Property Assessment of the City of Philadelphia, in connection with a city-wide re-assessment initiative, (b) based on this re-assessment and the as-yet-unpublished millage rates for calendar year 2014 the amount of the property taxes assessed against the Property for calendar year 2014 may be lower than prior projections, and (c) as a result, the amount receivable under the TIF Loan with respect to calendar year 2014 may be lower than was previously projected, including in the projections contained in the Sellers’ Materials. The parties acknowledge and agree that the reduction in the Purchase Price as set forth in this Third Amendment is a negotiated sum to account for all potential risks, costs and diminution in value of the Property and the TIF Loan that might have resulted or might have been asserted by Buyer as a result of the foregoing matters, and the parties further agree that all representations and warranties of Seller and TIF Seller under the Agreement are deemed updated by reference to and disclosure of all the foregoing matters. Buyer waives and releases all claims and demands under the Agreement arising out of or relating to any of the foregoing matters, and waives any condition precedent to Buyer’s obligations under the Agreement relating to any of such matters.

5. No Other Changes. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6. Entire Agreement. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Sellers and Buyer with respect to the subject matter of this Amendment.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original. Signatures transmitted by facsimile or e-mail, through scanned or electronically transmitted .pdf, .jpg or .tif files, shall have the same effect as the delivery of original signatures and shall be binding upon and enforceable against the parties hereto as if such facsimile or scanned documents were an original executed counterpart.

8. Binding Effect. This Amendment shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Amendment to be duly executed on the date(s) specified below.

Date: March 6, 2013	SELLER:

LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP

	By:	Liberty Property Philadelphia Corporation, its sole general partner

	By:	/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Chief Investment Officer

	By:	/s/ William P. Hankowsky
Name: William P. Hankowsky
Title: Chairman, President and CEO

Date: March 6, 2013	TIF SELLER:

LIBERTY LEHIGH PARTNERSHIP

	By:	Liberty Property Trust, its managing partner

	By:	/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Chief Investment Officer

	By:	/s/ William P. Hankowsky
Name: William P. Hankowsky
Title: Chairman, President and CEO

Date: March 6, 2013	BUYER:

SERIES C, LLC

	By:	/s/ Todd J. Weiss
Name: Todd J. Weiss
Title: Authorized Officer

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